Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273199

PROSPECTUS

RanMarine Technology B.V.

1,932,914 American Depositary Shares

Representing 1,932,914 Ordinary Shares

This prospectus relates to the resale of 1,932,914 American Depositary Shares (“ADSs”), with each ADS representing one ordinary share (the “Shareholder ADSs”) by the selling shareholders (the “Selling Shareholders”) named in this prospectus, based on an assumed initial public offering price of $5.50 per ADS, which includes:

●	651,800 ADSs held by Selling Shareholders;

●	342,414 ADSs upon the conversion of convertible notes (the “Convertible Bridge Notes”) held by Selling Shareholders; and

●	938,700 ADSs upon exercise of currently outstanding warrants held by the Selling Shareholders

We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholders named in this prospectus. We are registering on the registration statement of which this prospectus forms a part a total of 1,932,914 ADSs representing 1,932,914 ordinary shares, based on an assumed initial public offering price of $5.50 per ADS. Of the ADSs being registered, the Shareholders ADSs are being registered for resale by the Selling Shareholders, 1,435,000 ADSs representing 1,435,000 ordinary shares (the “Public Offering ADSs”), are being registered for sale in connection with an initial public offering by the Company, in each case, based on an assumed initial public offering price of $5.50 per ADS. The offering of the Public Offering ADSs is being made on a firm commitment basis. Prior to this offering, there has been no public market for ADSs or our ordinary shares.

The sales price to the public of the Public Offering ADSs and the Shareholder ADSs will be fixed at the initial public offering price per Public Offering ADS until such time as the ADSs are listed on the Nasdaq Capital Market (“Nasdaq”); thereafter, the Shareholder ADSs may be sold at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. The offering of the Shareholder ADSs by the Selling Shareholders will terminate at the earlier of such time as all of the Shareholder ADSs have been sold pursuant to the registration statement and the date on which it is no longer necessary to maintain the registration of the Shareholder ADSs as a result of such ADSs being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and the offering of the Shareholder ADSs may extend for a longer period of time than the offering of the Public Offering ADSs. The Shareholder ADSs will be resold from time to time by the Selling Shareholders.

We have applied to list the ADSs on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RAN”. It is a condition to the closing of this offering that the ADSs qualify for listing on Nasdaq and there is no guarantee or assurance that ADSs will be approved for listing on Nasdaq. At this time, Nasdaq has not yet approved our application to list the ADSs.

Investing in the ADSs involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section beginning on page 12 of this prospectus to read about factors you should consider before buying the ADSs.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriter have authorized anyone to provide you with different information. We and the underwriter do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you, and neither of us has authorized any other person to provide you with different or additional information. Neither we nor the underwriter is making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of securities in our company.

For investors outside the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus outside the United States.

Our reporting currency and functional currency is the Euro. However, unless otherwise noted, (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to RanMarine Technology B.V. in this prospectus is presented in “EUR” or “€”, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, and (iv) all references to “EUR” or “€” in this prospectus refer to Euros.

All references to “shares” in this prospectus refer to ordinary shares of RanMarine Technology B.V., par value of €0.01 per share. For further information regarding the rights of holders of ADSs to surrender their ADSs to withdraw the ordinary shares, please see “Description of American Depositary Shares”.

Except where indicated or where the context otherwise requires, the terms “RanMarine Technology”, “RanMarine”, “we”, “us”, “our”, the “Company”, and “our business” refer to RanMarine Technology B.V., a private limited liability company incorporated under the laws of the Netherlands.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying securities in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those statements included elsewhere in this prospectus.

Overview of Our Company

We are a cleantech company that designs, manufactures and sells autonomous surface vessels, or ASVs. As a technology company, our specific market focus is providing robotic vessels to harvest harmful plastic pollutants, algae/biomass and oils from water while collecting critical water quality data.

Our mission is to empower people, companies and governments across the planet with the ability to restore the marine environment to its natural state via autonomous electric vessels. Our data-driven autonomous technology and our patent protected devices create this opportunity by cleaning and monitoring our communal waters with zero emissions.

The diagram below illustrates the major global problems we are aiming to solve:

RanMarine is Focused on Major Global Problems

RanMarine Solutions

Global Problems
We Are Focused On
Plastic / Waste
Algae / Biomass
Oil

WasteShark and MegaShark

WasteShark and MegaShark

OilShark – 2024 Introduction

Also known as “aquatic drones”, our ASVs clean the surfaces of waterways, canal systems, lakes, ponds, rivers, marinas and ports. While working, our ASVs also capture real-time quality data to help our customers make informed decisions about the quality of the water they operate in.

We focus on what we call “at source” pollution – our belief is that if RanMarine focuses on where the majority of the floating pollution is coming from, then we will reduce the pollution that ends up in the oceans. Much like vacuuming continuously to clean a home of dust before it builds up, RanMarine wants to efficiently and continuously “vacuum” waterways, so there is minimal build-up of waste and pollution using automated technology.

Climate change, increased agricultural activity and poor waste management have resulted in increased water pollution, biomass proliferation and dangerous water imbalances with few viable tools to tackle the problem.

Surface Trash	According to a report from the United Nations Environment Programme, the amount of plastic waste entering aquatic ecosystems could nearly triple from 19-30 billion pounds per year in 2016 to a projected 51-81 billion pounds per year by 2040

Biomass (Algae)	Harmful Algal Blooms (HABs) are occurring more frequently in many regions of the world, leading to significant impacts on marine ecology and economies.

A 2022 “EPA Nutrient Reduction” Memorandum outlines the increasing problem of nutrient runoff and harmful algal bloom activity in the U.S. principally via agricultural practices, and notes that about two-thirds of the nation’s coastal areas and more than one-third of the nation’s estuaries are impaired by nutrients. Excess nutrients contribute to harmful algal blooms and areas of low oxygen known as “dead zones.

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A U.S. Center for Disease Control One Health Harmful Algal Bloom System (OHHABS) report from 2019 states that in the U.S. there were 242 HAB events, 63 human cases of illness, and 367 animal cases of illness reported to OHHABS.

Scientific studies have suggested that ocean warming is a significant contributor to the rising problem of HABs in the Northern Atlantic and Northern Pacific and similar data has confirmed this effect in the East China Sea.

In addition to HABs, when a body of water is subject to frequent algae buildup there can be a significant impact on recreational activities and real estate property values.

Oil

According to the National Academy of Sciences, an estimated 4 million metric tons of oil entered the oceans globally each year from 2010 to 2019. The United States Coast Guard estimates that there are 30,000 oil spills annually in the U.S. that are considered “minor or moderate” which means less than 100,000 gallons.

Commercially major ports, harbors and “at risk” government waterways using primary response contractors, are legally bound to protect and clean the water from incidental oil spills emanating from fuel bunkering, on-deck mechanical repairs or salvage operations.

Water Quality	Water quality is deteriorating worldwide with much of it deficient in oxygen and containing excess nitrogen, rendering it toxic for human consumption and dangerous for aquatic life.

There is a significant economic, regulatory, and aesthetic impact associated with water pollution, affecting government bodies and companies around the world, and it is getting worse each year.

As well as directly removing pollution from inland and coastal waters, RanMarine’s ASVs are data-enabled and can be fitted with water quality sensors that allows customers to closely monitor, in real time, the environment and makeup of their water. Our ASVs relay sensor data back to RanMarine Connect, our cloud-based control and data management system with each data point collected timestamped and Global Positioning System (GPS) tagged. This acts as a basis for accurate measurement and reporting on the environmental impact of our solutions over time: valuable insight which can be used for credible organizational environmental, social and governance (“ESG”) reporting.

RanMarine ASVs are designed to be used manually via an onshore operator, or autonomously with online control and access.

The image below illustrates our portfolio of products.

Summary of Our Portfolio of Products

ASVs

- WasteShark (2017)
- MegaShark (1H24)
- TenderShark (2024)
- OilShark (2024)

Docking and Transport

- Slider
- SharkCage
- SharkRamp (1H24)
- SharkPod (1H25)

ASVs
RanMarine Connect
Docking and Transport
Data Sensors

RanMarine Connect

- Web-based control of Autonomous Sharks from anywhere in world
- Reports all data (to both customer and RanMarine)
  - Operational Performance of ASV
  - Information from Data Sensors

Data Sensors

- Depth and temperature sensors come standard with Sharks
- 15+ other optional sensors are available to customers

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Our product plan currently consists of:

●	ASVs: WasteShark, DataShark, MegaShark (expected launch in the first half of 2024), the OilShark (expected launch in the second half of 2024) and the TenderShark (expected launch in the second half of 2024);

●

Docking and Transport Products: SharkRamp, a single ASV docking and recharging station (expected launch in the first half of 2024), the SharkPod, a multi-ASV docking, recharging station and automatic waste basket emptying station (expected launch in the second half of 2024) along with transport items such as SharkRamp and the Shark Slider. The SharkSlider is designed as a mobile, non-fixed, extendable ramp mechanism that facilitates the movement of the WasteShark in and out of water, in situations where placing or removing it from the water can be challenging. It is primarily intended for use in areas with elevated quaysides, docks, high ledges, or steep slopes, where deploying the WasteShark into the water safely is not feasible.

●	RanMarine Connect: the Company’s secure online portal for autonomous vessel control, ASV monitoring and data analysis; and

●	Data Sensors: We offer over 15 different high quality data sensors that customers can choose to continuously monitor different elements of the water conditions. Each data point is timestamped and geolocated. All data is delivered to customers via the RanMarine Connect portal.

Currently, the WasteShark is available for purchase or lease, whereas our other products are in testing or initial prototype delivery and we expect will follow the same commercial revenue generation path.

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Overview of the Industry

Polluted water is a real, world-wide problem and there are a number of companies with products working to resolve it. In our marine drone industry, we face competition from alternative drones that are also capable of cleaning floating debris from waterways. However, we believe these alternative marine drones fall short in a number of areas:

●	Too large for some waterways, making them less able to access trash chokeholds;

●	Emissions producing, further contributing to the pollution problem and not in line with the “Net Zero” (which means that emissions of greenhouse gases from human activities would be balanced by actions that remove such gases from the atmosphere) targeting of many of our customers and markets;

●	Require paid labor, which increases costs and safety risks;

●	Require intensive, costly, specialized technical training or outside contract labor to operate;

Single-purpose, either cleaning or monitoring water, but not both; and

●	Too expensive in both capital outlay and operating costs, making them less attractive options

Alternative drones are available, coming to market or currently in testing. Interactive Autonomous Dynamic Systems’ JellyFishBot Orca Technologies LLC’s (Orca-Tech) SMURF and ClearBot are currently available. Clear Earth Rovers (USA) and Recyclamer Innovation’s Geneseas drone are entering commercial stage.

Market Opportunity

RanMarine operates in a unique space of emerging technology, zero-emissions based vessels and robotics. Our experience in our operational market is showing us that many customers are looking to lower labor costs and increase efficiency in waste collection as pollution (plastic, HAB’s and other waste) radically increases in the water spaces they control. A study by Deloitte Touche Tohmatus Limited estimated the global economic impact of marine plastic to be between $6 and $19 billion per year and growing. The United States Environmental Protection Agency estimates that the economic impact of algae blooms in the U.S. alone is approximately $1 billion annually. The National Academy of Sciences estimates that an estimated 4 million metric tons of oil are released annually with most of the oil coming from land-based runoff. These are all key market opportunities for RanMarine either with our current WasteShark, our new MegaShark (launching in the first half of 2024) or the OilShark (launching in the second half of 2024) ASVs. We also see potential opportunities to leverage our WasteShark and MegaShark platforms to address other global water-based challenges such as Sargassum and Cyanobacteria, among others.

While cleaning vessels and systems are already deployed in many of our customers’ waters, RanMarine plans to replace these now outdated products with cleaner and more efficient harvesters. Our products offer greater waste capture, lower operational and servicing costs combined with reduced labor oversight. In addition, the greater data reporting offers the user greater insight into the water they control. We see strong growth in this market space as many clients internationally look to the G20 Net Zero targets of 2030 and 2050 and incoming regulations and legislation, particularly evident amongst EU commercial clients and government-based activity.

While many of our customers and markets are already targeting net-zero carbon emissions by 2050, we offer the opportunity to start reducing cost and emission simultaneously without having to delay. Many ASV companies are still looking for their niche and market for autonomy on water, while RanMarine has clearly defined its market in the waste management and marine sector and is able to commercially deliver the WasteShark immediately.

As the market replaces its current fossil fueled and non-intelligent vessels and harvesters, RanMarine is currently able to offer viable non-emission alternatives with a ready ESG reporting platform available.

While our products are not at this stage ubiquitous, we believe the two-to-three-year horizon is showing us that the global maritime and government sector is gearing itself for robotic and autonomy-driven vessels in order to reduce costs, emissions and labor-overhead.

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Our Competitive Advantage and Operational Strengths

Our range of ASVs represent the world’s first commercially available marine drones that simultaneously collect floating waste and aquatic data from waterways. Our ASVs provide a highly efficient, cost-effective cleaning and monitoring solution for urban water, inland waterways and estuaries with zero emissions. Our ASVs:

●	operate in autonomous or manual remote-control modes, with the potential to remove over 1,000 pounds of water waste a day within a 5km (3.1-mile) range;

●	require low maintenance as the technology is proven and operational at many locations;

●	support over 15 high-grade water sensors featuring reliable real-time data access on our cloud portal, RanMarine Connect;

●	are up to 80% cheaper than traditional methods; and

●	can be purchased outright, leased or sponsored.

RanMarine offers government bodies, such as cities and port authorities, commercial property owners, residential property owners (HOA’s) and private enterprises an affordable method of managing the health and beauty of their waterways, by clearing unwanted and harmful debris and collecting environmental data. Our value proposition to our customer is to clean their waters in a cost-effective and ecologically friendly manner. In addition, we provide data in our cloud portal to enable our customers to measure, monitor and report on the quality of their waters.

The images above illustrate the before and after stages of cleaning a pond at a customer location using our ASVs.

RanMarine designs and develops its products in Rotterdam, in the Netherlands. As the largest commercial port outside of Asia, Rotterdam offers a number of advantages for a technology-led company like RanMarine. As the largest seaport in Europe, Rotterdam has a strong maritime history, and is well known as a center for European maritime innovation. Thanks to the presence of specialized educational institutions such as Erasmus University and the Scheepvaart & Transport College (Shipping & Transport College), maritime and technological knowledge is constantly developing in this region.

A great deal of our fundamental research takes place in Rotterdam, leading to applied research and innovative solutions. RanMarine has had the advantage of being awarded for a number of European and Dutch grants and subsidies. Since 2016, we have qualified for the following grants and subsidies, which total approximately €2.7M.

●	European Innovation Council’s Green Deal
●	RIMA (Robotics for Inspection and Maintenance)
●	WBSO (Wet ter Bevordering van Speur-en Ontwikkelingswerk) tax credit for research and development (“R&D”)
●	De Breed & Partners’ small and medium enterprises (SME) innovation Stimulation Region and Top Sectors (MIT) feasibility subsidy
●	Partners for Water
●	Dutch Good Growth Fund
●	DHI Group

Access to grant funding has accelerated RanMarine’s product development and provided a real-world testing environment for our technology. At the same time, our base in Rotterdam has given us access to some of the most educated engineering resources in the developed world.

As RanMarine forms new subsidiaries in the U.S. and UK, with active focus we believe that similar levels of grants and government funding will become available to us within these countries.

RanMarine’s combination of innovation, robotics technology and environmental sustainability output makes us a prime fit for many government grant and non-governmental organization (“NGO”) funded projects globally; with our continued focus on new technology along with how our current products can be partnered with other circular or ESG companies and the development of our platforms to operate in new territories, grant funding remains a key resource for the Company’s product and innovation growth.

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Challenges

We have aggressive growth built into our business plan. To put the challenge into perspective, we shipped 22 ASVs in 2022, approximately 32 and 36 ASVs in 2023 and plans to ship 161 ASVs in 2024. This growth will be challenging for us, but we believe we can either meet or exceed our sales objectives. It is important for potential investors to understand the major challenges that we must overcome to deliver on our business plan. These include:

1.	About 69% of our growth in ASV shipments in 2023 vs 2022 is driven by the expansion of our direct sales efforts. We made the decision in 2022 to establish a direct sales team in both Europe and the U.S. to start an outbound direct sales effort in addition to the inbound direct sales we had been generating via leads from inquiries through our website. In mid-2022 we hired a Head of Global Sales to lead this effort and have added six sales people through December 2023. With the added liquidity expected from the IPO proceeds, we intend to aggressively add additional experienced salespeople as well as sales support personnel. Approximately 60% of our ASV unit sales in 2024 is driven by the direct sales force. We have made what we believe to be reasonable assumptions about when sales personnel will start and how fast they come up the productivity curve. As always, actual performance may be different than our assumptions.

2.	Approximately 31% of our ASV total unit growth in sales in 2023 vs 2022 will be driven by our distributor partners. In 2024, we believe that ASV total unit growth in sales to distributors will comprise approximately 40% of our total ASV unit sales. These distributor volume assumptions are RanMarine estimates and not contractual obligations. These volumes are based on our subjective estimates of the markets the distributors serve, the reach that the distributor partner has as well as the strength of their go-to-market strategy. We also assume that we will be able to add some new high-quality distributors in new markets that will drive incremental volumes in 2024. We believe that these are reasonable assumptions but until they are under contract, there can be no assurance that these volumes will materialize in the timeframe assumed.

a.	100% of our 2022 distributor volumes was with one distributor. We expect that this distributor contributes to 60% of our 2023 distributor sales and 44% to our 2024 distributor sales.

b.	New distributors, who currently are under contract, constitute approximately 100% of our growth in distributor volumes in 2023. We estimate that the current distributors will drive approximately 76% of our distributor unit growth in 2024.

c.	We also intend to partner with new distributors in the future, while some will be in existing markets, most will be in new countries. We are assuming that no incremental volumes from new distributors, not currently under contract, in 2023 and that they will drive approximately 24% of our growth in distributor unit volumes in 2024.

We have a robust development plan with enhancements to our existing ASV and key new product launches in 2024. We plan on two major new ASVs, the MegaShark and the OilShark in 2024. In addition, we will launch two key new docking products, the SharkRamp in 2024 and the SharkPod in 2025, which will help make the use of our ASVs easier for our customers.

We have a small but highly skilled and highly motivated development team. Our plan is to utilize some of the liquidity from the IPO to hire a small number of incremental robotics engineers and software and hardware developers to enable us to fully deliver on our 2024 development plan as well as our 2025 products. To the extent that we are unable to staff up our development team as planned, or alternatively, lose some of our key personnel, both will have an impact on delivering our 2024 product plan. Concurrent with our IPO, we will be launching an equity-based long-term incentive plan which, we believe, when combined with a market-based salary, will be a major factor in allowing us to attract the skills we need and retain the key personnel across our company.

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Our Strategy

RanMarine sees significant applicability for its current and future products globally. For most of its history. RanMarine’s go-to-market strategy involved a small direct sales team handling in-bound sales inquiries that came from its website (www.ranmarine.io) and distributors who had a direct sales force that called on potential customers in agreed to markets or industry segments. In the middle of 2022, RanMarine made the decision to build a direct sales force to help create awareness of our products and solutions. We intend to use some of the IPO proceeds to aggressively expand our direct sales and support organization as well as expand our marketing efforts.

The focus of our internal direct sales force for the next several years will be on the United States and Europe. We will opportunistically pursue direct sales in other countries as opportunities arise. This internal direct sales force will co-exist with the sales force of our distributor partners in the United States and Europe to help create demand and aggressively mine the opportunities that we see. Our decision to focus our internal direct sales efforts on the United States and Europe, even though they are not the most polluted areas of the world, is driven by their desire for new innovation and a reduction in cost to cope with their current challenges. These regions are also quicker to adopt and pay for innovation which gives us the ability to quickly build a solid foundation in those regions before entering direct sales efforts in new harder to service territories. We will have our European direct sales team also cover the Middle East Region. It is important to note that while these regions may not be the most heavily polluted, they do have sizable budgets to actively tackle, reduce and contain pollution which makes them ideal for commercialization of our products.

We intend to aggressively expand our distributor network in countries around the world especially outside of the U.S. and European countries. These countries generally have higher levels of marine pollution than the U.S. and European countries. A key component required to aggressively grow the distribution network successfully will be to utilize some of the IPO proceeds to build a robust distributor management organization. This new group will source new qualified distributors in countries we want to establish a presence in as well as provide technical and sales support to our distributor partners to ensure they get up and running and reasonably self-sufficient quickly. This distributor management group will also work with distributor partners to ensure that we have a robust customer service capability in the country that they operate in. This distributor management group will also evaluate the performance of existing distributors and work with them to improve productivity, volumes and customer satisfaction or else source a new distributor to replace an existing one. A key driver for setting up this distributor management organization is that we do not want the greater support needed to grow distributors to have any impact on our ability to drive our direct sales in the U.S. and Europe. As volumes grow in a particular country or region, RanMarine can establish new assembly operations relatively inexpensively, managed either via RanMarine directly, or by a third party, to lessen both delivery time to customers as well as shipping costs.

In January 2023, we started to build a direct sales force in the United States. While we see opportunities all over the U.S., based on existing customers as well as inquiries through our website, we believe the bulk of initial volumes will come from the Southern Tier of States (North Carolina, Florida, Texas, Arizona and California). Our current intent is to have direct sales and support people in multiple locations throughout the U.S. to better service existing clients and source new clients. We currently intend to begin assembly operations in the U.S. in 2024 or 2025 either directly managed by us or through a third party. The general location of this assembly operations will be determined based on our best view of North American volumes for the period beginning 2025 through 2028. North American sales would include direct and distributor sales for the United States, Canada and Mexico.

As we grow and strengthen the U.S. and EU markets, we will look to establish a direct sales and assembly presence in India where we see a lot of interest for our products. The commercial climate in India is extremely price sensitive and heavily focused on locally manufactured technology. This hub would also be used to service the Association of Southeast Asian Nations (ASEAN) region, at least initially, with potentially cheaper product costs for export. As volumes in the ASEAN region grow we would intend to set up assembly operations and a direct sales force in ASEAN as well.

The image below illustrates our estimates for total ASVs sold by year.

We believe that the value and effectiveness of our ASVs ultimately speak for themselves as the reputation of our products grows from one satisfied customer to the next.

We market our ASVs to companies, such as hotels and marinas, and government bodies, such as cities and port authorities. Our customers include Walt Disney, Universal, Hudson River Park, Babcock Marine Naval Bases UK, the Port of Houston, Rotterdam Municipality, Waterways Ireland Dublin, Isle Utilities Pty Ltd (Asia-Pacific) and the Food and Agriculture Organization of a major supranational NGO.

As part of our mission to clean and monitor the health of waterways, we make our ASVs available to anyone through different means. Depending on location, our customers have the option to lease or purchase our WasteShark™ ASVs. Our lease offerings include 1, 2 and 3 year leases along with the potential for a shorter term lease offering. Our manual WasteShark™ may be purchased for a minimum price of €23,500, depending on configuration. Our autonomous WasteShark™ can be leased for as little as €1,213 per month or purchased for €35,000, depending on configuration. We offer our distributors discounts that vary by product and occasionally on a special bid basis.

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Recent Developments

While we lacked budgets for sales and marketing growth, 2022 still saw a 70% growth in sales revenue and a 144% increase in unit sales compared to 2021, a trend that with additional capital we believe will continue.

We are developing a number of additional products to extend the reach, capacity and utility of our product line. See “Business” for more detail of our products that are in development. In 2022, we completed five significant milestones by (1) delivering the working prototype of the first autonomous docking station (SharkPod) for our waste cleaning ASVs funded by the EU H2020 program, (2) completely re-writing our in-house autonomy and navigation software to be used across platform and scaling of autonomous products, (3) started to build a direct sales force that does outbound demand generation instead of inbound sales only, (4) added several new distributors and (5) lined up new board members who have relevant U.S. public company experience that will also aid the strategy development and growth of RanMarine.

In February 2022, we engaged RedChip Companies, Inc (“RedChip”) to provide a range of consulting, advisory and related services. RedChip will continue to support the company’s communications and investor relations effort post IPO. As compensation for services rendered or to be rendered, we will issue to RedChip 589,720 ADSs upon the completion of the IPO.

Implications of Being a Foreign Private Issuer

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended (Exchange Act) that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission (SEC) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being an Emerging Growth Company

The Jumpstart Our Business Startups (JOBS) Act provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies”. We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (Securities Act); (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

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●	exemption from mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the Registrant (auditor discussion and analysis).

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Risk Factor Summary

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, liquidity and prospects. You should carefully consider these risks, including the risks described under the heading “Risk Factors” included elsewhere in this prospectus, before deciding to invest in our ordinary shares.

●	There is substantial doubt about our ability to continue as a going concern.

●	As a technology-led business, we will require significant capital in the short-term to successfully execute our proposed business plan.

●	We may not be able to meet our growth plans and expansion objectives.

●	Fluctuations in currency exchange rates may impact our results of operations.

●	We are exposed to risks associated with the interruption of supply and increased costs as a result of our reliance on third-party transportation carriers for shipment of our products

●	Cybersecurity incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

●	Our targeted markets are highly competitive.

●	The nature of our ASV product means that certain hazards and risks are inherent to the product and - this is intrinsic to the maritime / and water environment in which our ASVs operates.

●	Risks related to our intellectual property.

●	A sustained, active trading market for our securities may not develop or be maintained, which may limit investors’ ability to trade our securities.

Corporate Information

RanMarine Technology B.V. was incorporated in the Netherlands on April 12, 2016, as a private company with limited liability (in Dutch: besloten vennootschap met beperkte aansprakelijkheid). As part of a reorganization in December 2022, we formed RanMarine B.V. and RanMarine USA, both as wholly-owned operating subsidiaries of RanMarine to which we have transferred the operating business. As a result, RanMarine Technology B.V. is the parent holding company of RanMarine B.V. and RanMarine USA, our wholly-owned operating subsidiaries.

RanMarine Technology B.V. will be the holding company of the group. RanMarine B.V. will act as an operating entity to design and manufacture our ASVs and to manage all of our sales and logistics. RanMarine USA will act as sales hub for our sales in North America and enable us to further increase our presence in North America.

Our principal executive offices are located at Galileistraat 15, 3029 AL Rotterdam, the Netherlands. Our main telephone number is +31 6 16952175 In 2021, we entered into a five-year lease agreement for these premises with a monthly minimum rent of approximately €5,872 plus ancillary rental costs of approximately €1,000 per month. The leased premises is 685 square meters. We use these facilities for administrative purposes, research and development, engineering, production and testing of our products.

We believe that these facilities will satisfy our manufacturing, research, and development needs in the next 12 months

Our website address is www.ranmarine.io. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

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OFFERING SUMMARY

Shareholder ADSs Offered	1,932,914 ADSs, with each ADS representing one ordinary share, which includes 651,800 ADSs held by Selling Shareholders, 342,414 ADSs upon the conversion of Convertible Bridge Notes held by Selling Shareholders and 938,700 ADSs upon exercise of currently outstanding warrants held by Selling Shareholders

Selling Price	The sales price to the public of the Public Offering ADSs and the Shareholder ADSs will be fixed at the initial public offering price per Public Offering ADS until such time as the ADSs are listed on Nasdaq; thereafter, the Shareholder ADSs may be sold at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.

ADSs Offered by Us	0 ADSs

Ordinary Shares Outstanding After Our Initial Public Offering(1)	11,152,797 ordinary shares (or 11,388,706) ordinary shares if the underwriter exercises its over-allotment option in full).

The ADSs

ADS represents one of our ordinary shares.

As an ADS holder, we will not treat you as one of our shareholders. The depositary, The Bank of New York Mellon (the “Depositary”), will be the holder of the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement. You may surrender your ADSs and withdraw the underlying ordinary shares as provided, and pursuant to the limitations set forth in the deposit agreement. The Depositary will charge you fees for, among other items, any such surrender for the purpose of withdrawal. As described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the terms of the deposit agreement then in effect. To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Depositary	The Bank of New York Mellon

Use of Proceeds	We will not receive any of the proceeds from the sale of ADSs by the Selling Shareholders named in this Resale Prospectus. See “Use of Proceeds” beginning on page 30.

Market for our Ordinary Shares and the ADSs:	There is currently no market for our ordinary shares and the ADSs or Tradeable Warrants. We have been approved to list our securities on the Nasdaq Capital Market and the ADSs and Tradeable Warrants are listed under the symbol “RAN” and “RANWW” respectively.

(1)	Based on 6,552,558 ordinary shares outstanding as of the date of this prospectus and assumes the conversion of an aggregate of EUR 2,536,285 in principal amount of outstanding convertible bridge notes, where the note holders have agreed to convert their notes into ADS, which will result in the issuance of 623,785 shares, calculated assuming an initial public offering price of $5.50 per Unit, the exercise of 1,497,700 warrants issued as part of our bridge financing, where the warrant holders have agreed to exercise their warrants to purchase ADSs, and the issuance of an aggregate of 911,037 shares to RedChip, certain advisors, employees and affiliates, each of which will become effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

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RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities pursuant to this offering. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our ordinary shares. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We are an early-stage company with a short operating history and a relatively new business model in an emerging and rapidly evolving market, which makes it difficult to evaluate our future prospects. As with any company, an investment in our securities is risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

We are an early-stage company, founded in 2016 and bringing our first commercial product, itself a world first-of-its-kind product, to market in 2017. Our product introduction was adversely affected by the outbreak of COVID-19 and the ensuing economic slowdown in 2020. For the six months ended June 30, 2023, we had a net loss of €3,355,283. For the fiscal year ended December 31, 2022, we had a net loss of €3,247,566. In 2021, we achieved a net profit of €190. Going forward, our ability to be profitable will turn on our ability to (a) maintain the commercial utility of our product, and (b) market and sell it. Failure to do so could force us to seek additional capital through loans or additional sales of our equity securities, which could dilute the value of any securities you hold or could result in the loss of your entire investment, or result in the possible closure of our business.

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There is substantial doubt about our ability to continue as a going concern.

For the six months ended June 30, 2023, we incurred a net loss of 3,355,283. For the year ended December 31, 2022, we incurred a net loss of €3,247,566. The major part of this net loss is caused by the changes in the fair value of the warrant liabilities and the convertible notes payable we entered into (€ (1,708,900) for the half year ended June 30, 2023 and € (2,816,150) for the year ended December 31, 2022). Our current liabilities exceeded our current assets by €7,818,608 and €4,358,336 as of June 30, 2023 and December 31, 2022, respectively. The total derivative liability related to the security purchase agreements we entered into was € 7,103,547 as of June 30, 2023 and € 3,675,787 as of December 31, 2022. These conditions raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm, Turner, Stone & Company, L.L.P. (“Turner Stone”), included an explanatory paragraph in its report on our financial statements as of, and for the year ended December 31, 2022, describing the existence of substantial doubt about our ability to continue as a going concern.

We may need to raise additional funds. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and possibly divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses, require that our assets secure such debt, or provide for high interest rates, discounted conversion prices, or other unfavorable terms. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If we are unsuccessful in securing additional funding, we may be required to cease operations which could result in our shareholders losing all or almost all of their investment.

If sufficient demand for our products does not develop, or takes longer to develop than we anticipate, our revenue generation may not keep pace with our operating expenditure.

Since inception we have channeled the great majority of our time and financial resources into product development, with very little time spent and resources used on sales and practically no financial resources at all on marketing. As a consequence (and with the added complication of COVID-19 lockdowns in our first full year of commercial operations in 2020), we have not yet achieved successful large-scale commercialization of our ASV products. The commercial viability of our products is not fully proven and our products may not be accepted in the market or become commercially viable. In addition, if we are not successful in commercializing our products, or are significantly delayed in doing so, our business, financial condition and results of operations will be materially adversely affected.

As a technology-led business, we will require significant capital in the short-term to successfully execute our proposed business plan.

To carry out our proposed business plan for the next twelve months, we calculate that we will need to invest €3 million (approximately $3 million at current spot rate). If the funds from this offering are insufficient to cover this investment, we will need to raise additional funds, either through a further equity security sale or via debt. If this were to happen, it may impact the value of your investment in the near-term. If additional financing is not available on acceptable terms, we may not be able to fund our on-going operations or any future expansion of our business, develop or enhance our products or services, or respond effectively to competitive pressures. The inability to raise additional capital in the future may force us to curtail future business opportunities or cease operations entirely, which would have a material effect on our business, results of operations and financial condition.

We may not be able to meet our growth plans and expansion objectives.

We may not be able to develop our products or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational, and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel, or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

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Inadequate internal controls, especially as regards to financial reporting and general governance, could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a system designed to provide reasonable assurance regarding the reliability of financial reporting, in accordance with accounting principles generally accepted in the United States. Such internal controls include and are not limited to: maintaining records that accurately and fairly reflect our transactions, to an acceptable level of detail; keeping transaction records that support the clear and unambiguous preparation of our financial statements; ensuring that managers understand their mandates and authorizations for any acquisition, use or disposition of company assets; ensuring that expenditures are made in accordance with management authorization, and that appropriate proof of expenditure is recorded; and ensuring that any unauthorized acquisition, use or disposition of company assets is either prevented outright, or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Our growth and entry into new diagnostic tests, technologies and markets will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

Global economic conditions could adversely impact demand for our products and services.

Our operations and performance depend on the surrounding economic context. Global financial conditions continue to be subject to volatility arising from extraordinary international geopolitical developments, such as the war in Ukraine, and the recovery from the economic recession caused by COVID-19. Risks to us include:

●	customers may postpone purchases of our products and services in response to tighter credit, unemployment, or other negative financial news;

●	third-party suppliers may face temporary difficulties in timeous delivery of component parts to us, which may reduce our margins and profitability; and

●	access to public financing and credit may decline as investors and lenders start to become more pessimistic.

We believe our products serve a need (clean and healthy water) that transcends temporary geopolitical or fiscal turbulence. We intend to have at least two suppliers for each critical component part of our products so that, if one supplier were to suspend or cease operations, we would not be forced to suspend production. There can no assurance, however, that we will not be forced to suspend production, which could have a material adverse effect on our production or the cost of such production; and accordingly, on our business, results of operations or financial condition.

Access to public financing and credit can be negatively affected by the effect of these events on Dutch, European, U.S. and global credit markets. The health of the global financing and credit markets may affect our ability to obtain equity or debt financing in the future and the terms at which financing or credit is available to us. These instances of volatility and market turmoil could adversely affect our operations and the trading price of our ordinary shares.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

Changing geopolitics, as well as domestic policy changes, may force greater restrictions and economic disincentives on international trade which could adversely affect our business. Such changes have the potential to adversely impact the global and local economies, our industry and global demand for our products and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

Our business plan for the next three years, including specific deployment of the fundraise from this initial public offering, puts our commercial focus squarely on the United States and European markets. We also plan to establish a manufacturing hub in the United States, specifically to limit the risk attached to import/export regulation in the U.S. However, there can be no assurance our efforts will mitigate these risks.

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Fluctuations in currency exchange rates may impact our results of operations.

We are a Dutch company and we conduct our business in the local currency, the Euro. As a result, we are exposed to an exchange rate risk between the U.S. dollar and the Euro. The exchange rates between these currencies in recent years have fluctuated significantly and may continue to do so in the future. An appreciation of the Euro against the U.S. dollar could increase the relative cost of our products outside of Europe, which could lead to decreased sales. Conversely, to the extent that we are required to pay for goods or services in U.S. dollars, the depreciation of the Euro against the U.S. dollar would increase the cost of such goods and services.

We do not hedge our currency exposure and, therefore, we incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the Euro. Given the volatility of exchange rates, we might not be able to effectively manage our currency transaction risks, and volatility in currency exchange rates might have a material adverse effect on our business, financial condition or results of operations.

Unfavorable weather conditions may have a material adverse effect on our business, financial condition, and results of operations.

Adverse weather conditions in any year in any particular geographic region may adversely affect sales in that region. Unseasonably cool weather, excessive rainfall, reduced rainfall levels, or drought conditions during these periods may close locations or render areas dangerous or inconvenient, thereby generally reducing consumer demand for our products. Our annual results would be materially and adversely affected if our net sales were to fall below expected seasonal levels during these periods. We may also experience more pronounced seasonal fluctuation in net sales in the future as we continue to expand our businesses. Additionally, to the extent that unfavorable weather conditions are exacerbated by global climate change or otherwise, our sales may be affected to a greater degree than we have previously experienced.

We may be subject to supply chain disruptions due to the military conflict between Russia and Ukraine.

In recent months, as a result of the war in Ukraine, we have experienced some minor disruptions to our supply chain as certain components have been harder to source or have had longer delivery times, although, as of the date of this prospectus, we have managed our supply chain arrangements to avoid prolonged issues. As stated earlier in this document, we build resilience into our supply chain by having at least two suppliers for each critical component, which reduces the impact of this particular risk. However, the global economy, including credit and financial markets, has experienced extreme volatility and disruptions as a result of the ongoing conflict between Ukraine and Russia, as well as challenges arising from the ongoing COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates and uncertainty about economic stability. We could suffer inflationary pressure in our business such as through the increased costs of the supplies that we use to manufacture our products, distributing our products to all of our customers where we do business. To date, we do not believe that these inflationary pressures have had a material impact to our results of operations, capital resources or liquidity, however, at this time, it is difficult to determine what impact these inflationary pressures will have on our long-term growth strategies, as there is uncertainty in how long higher levels of inflation may persist, and to what level we will be successful in passing these increased costs to our customers. If we are not able to fully offset higher costs through price increases or other corrective measures, this may adversely affect our business, financial condition and results of operations. Any such volatility and disruptions could have adverse consequences on us or the third parties upon whom we rely.

We are exposed to risks associated with the interruption of supply and increased costs as a result of our reliance on third-party transportation carriers for shipment of our products.

Our ability to maintain our high-quality ASVs product offering depends in part on our ability to acquire technological parts that meet our specifications from reliable suppliers. To date, notwithstanding the current supply chain disruptions which we believe have contributed to increased costs, deliveries have been consistent and not a source of material disruption to our business. However, shortages or interruptions in the supply of parts caused by unanticipated demand, problems in production or distribution, inclement weather or other conditions could adversely affect the availability and quality of ASVs parts in the future, which could harm our business, financial condition or results of operations. If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are materially disrupted for any reason, our business, financial condition or results of operations could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause ASV product shortages, which could cause a customer to purchase less of our products. If that were to happen, affected customers could experience significant reductions in sales during the shortage. This reduction in sales could materially adversely affect our business, financial condition or results of operations.

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Supply chain disruptions and cost increases related to inflation are having, and could continue to have, an adverse effect on our business, operating results and financial condition.

In 2022 and 2023, we experienced inflationary cost increases in our underlying expenses, including commodity prices, transportation costs and labor. We have also been impacted by global supply chain disruption, which has increased lead times and freight costs. While we have taken steps to minimize the impact of these increased costs by working closely with our suppliers and customers, global supply chain disruption may deteriorate and inflationary pressures may increase further in 2024, which could adversely affect our business, financial condition, results of operations and cash flows.

We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations.

The chips and satellite communications systems used in our ASVs, are manufactured by third parties in several countries in Europe and in Asia using inputs, such as silicon wafers, laminate substrates, gold, copper, lead frames, mold compound, ceramic packages and various chemicals and gases as well as other production supplies used in our manufacturing processes. Additionally, worldwide manufacturing capacity for chips is relatively inelastic. The present demand for chips is exceeding market supply, which has resulted in increases in the prices we pay for our supply of chips, as well as extended delivery delays beyond what we have experienced in the past. If such supply and demand pressure continues, the prices we pay for the chips used in our ASVs and, potentially, other components and assemblies could become substantially more expensive and the delivery time for such products could be materially prolonged, which would have an adverse effect on our ability to meet our customers’ demand. The current global shortage in semiconductor and electronic components, resulting mainly from macro trends such as strong demand for cellular telecommunication devices and high performance computing, as well as the impact of the COVID-19 pandemic and the Russia-Ukraine armed conflict, has resulted in disruptions in our supply chain and delays in the delivery of the chips used in our ASVs by our third party manufacturers, increases in the prices of our chip components and manufacturing and disruptions in the operations of our suppliers and customers. See “We rely on third parties for manufacturing of our chips and other satellite communications system components. We do not have long-term supply contracts with our foundry or most of our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions.”

Many of the manufacturers of our chips and satellite communications systems components are located outside of the jurisdictions in which we have facilities and sites, necessitating international shipping. Supply chain disruptions have occurred, and may continue to occur from time to time due to a range of factors beyond our control, including, but not limited to, COVID-19 related restrictions and quarantine mandates, international conflicts, such as Russia’s invasion of Ukraine, climate change, increased costs of labor, freight cost and raw material price fluctuations or a shortage of qualified workers. Such supply chain disruptions could materially impact our operating performance and financial position, including if deliveries to us are delayed or if such disruptions negatively impact the business and operations of our key customers.

The Russia-Ukraine armed conflict poses indirect but unpredictable risks of disruption to our business. Additionally, recent reports indicated that the Russia-Ukraine conflict may have an adverse impact on the supply of certain commodities, of which Ukraine and Russia were significant producers (for example, neon gas), used in the fabrication of silicon chips. Our ability to mitigate the potential adverse impacts of the Russia-Ukraine conflict on our supply chain or the supply chains of our customers is limited, as the impacts are largely indirect and it is difficult for us to predict at this time how our suppliers and customers will adjust to the new challenges or how these challenges will impact our costs or demand for our products and services. The effects of the sanctions implemented in response to the conflict may also adversely affect our industry, including chip supply chains, to the extent that they lead to higher energy and manufacturing costs, lower economic growth or deferrals of investment in satellite communications technology.

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Additionally, the third-party manufacturers, suppliers and distributors that we contract with are susceptible to losses and interruptions caused by factors outside of their control, such as COVID-19 related restrictions and quarantine directives, floods, hurricanes, earthquakes, typhoons, volcanic eruptions, and similar natural disasters, as well as power outages, telecommunications failures, industrial accidents, geopolitical instability (including instability caused by international conflict, such as Russia’s invasion of Ukraine or the increasing potential of conflicts in Asia implicating the global semiconductor supply-chain, such as conflicts between Taiwan and China), health and safety epidemics and similar events. The occurrence of natural or conflict-related disasters in any of the regions in which these third-party service providers operate could severely disrupt the operation of our business by negatively impacting our supply chain, our ability to deliver products, and the cost of our products. Such events can negatively impact revenue and earnings and can significantly impact cash flow, both from decreased revenue and from increased costs associated with the event. In addition, these events could cause consumer confidence and spending to decrease or result in increased volatility to the U.S. and worldwide economies.

We rely on third parties for manufacturing of the chips and other satellite communications system components used in our products. We do not have long-term supply contracts with our foundry or most of our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions.

The semiconductor industry is subject to intense competitive market pressure. Accordingly, any increase in the cost of chips or satellite communications systems used in our ASVs, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce our gross margins and operating profit. We currently rely on third parties for a substantial amount of our manufacturing operations. If one or more of these vendors terminates its relationship with us, or if they fail to produce and deliver our products according to our requested demands in specification, quantity, cost and time, our ability to ship chips or satellite communications systems to our customers on time and in the quantity required could be adversely affected, which in turn could cause an unanticipated decline in our sales and damage our customer relationships.

Currently, we rely on third-parties for manufacturing chips (together referred to as “Chip Suppliers”), printed circuit boards and other electronic system components. The electronic and system components we use in our products are as follows:

The electronic and system components we use in our products are as follows:

●	single board computing devices (SBC), supplied by Raspberry Pi Ltd and NVIDIA Corporation

●	4G cellular modem technology, supplied by Teltonika IoT Group

●	GPS modules, supplied by Drotek Electronics

●	Long Range Radio (LoRA) modules, supplied by Seeed Studios

●	Battery Management System (BMS), supplied by Batrium Technologies Pty Ltd

●	Remote control (RC) system, supplied by Cubepilot Pty Ltd

We obtain manufacturing services from our Chip Suppliers and negotiate pricing on a purchase order-by-purchase order basis. We do not have contractual assurances from our Chip Suppliers that adequate capacity will be available to us when we need it or to meet our anticipated future demand for chips. We have experienced delays and price increases in 2022 with respect to the production of chips at our Chip Suppliers, and expect that we will continue to experience delays and/or increased prices in the near term due to unprecedented levels of demand and the resulting tightening of capacity at our Chip Suppliers. If this trend continues, it could limit the volume of chips and satellite communications systems we can produce and/or delay production of new chips or satellite communications systems, both of which would negatively impact our business. If these conditions continue for a substantial period or worsen, our ability to meet our anticipated demand for our solutions could be impacted which, in turn, could negatively impact our operations and financial results.

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Our Chip Suppliers may allocate capacity to the production of other companies’ products while extending delivery times for our products and may also reduce deliveries to us on short notice. In particular, other companies that are larger and better financed than we are or that have long-term agreements with our Chip Suppliers may cause our Chip Suppliers or assembly and test vendors to reallocate capacity to them, decreasing the capacity available to us. The unavailability of our foundry could significantly impact our ability to produce our chips or satellite communications systems or delay production, which would negatively impact our business. Additionally, the majority of our chips are designed to be compatible with the manufacturing processes and equipment employed by our Chip Suppliers and switching to new Chip Suppliers for these chips may require significant cost and time.

We presently operate in our own in-house assembly facility for integration of procured components into the product sub-systems and the overall products we sell. We continue to make investments into our component integration and product assembly facility, and anticipate continued investment in this facility. We do rely on third party vendors and sub-contractors for the supply of manufactured components and sub-systems used within the final assembly of our products. We currently do not have long-term supply contracts with most of our other third-party vendors, and we negotiate pricing with our main vendors on a purchase order-by-purchase order basis. Therefore, they are not obligated to perform services or supply product to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. The ability of our vendors to provide us with products or services is limited by their available capacity, existing obligations and technological capabilities.

If we need to contract additional third party vendors or sub-contractors, we may not be able to do so cost-effectively or on a timely basis, if at all.

Cybersecurity incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches or any other material cybersecurity risks in our supply chain to date. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

In addition to the security measures we have implemented, our Board of Directors reviews and evaluates our approach for addressing cybersecurity risks.

If we suffer failure or disruption in our information systems, our ability to effectively manage our business operations could be adversely affected.

We use information systems to obtain, process, analyze and manage data crucial to our business such as our enterprise resource planning system. We use these systems to, among other things, monitor the daily operations of our business, maintain operating and financial data, manage our distribution network as well as manage our research and development activities, production operations and quality control systems. Any system damage or failure that interrupts data input, retrieval or transmission or increases service time could disrupt our normal operations. In particular, our operations could be disrupted if such damage or failure includes any security breach caused by hacking or cybersecurity incidents, involves efforts to gain unauthorized access to our information or systems, or causes intentional malfunctions, loss or corruption of data, software or hardware, the intentional or inadvertent transmission of computer viruses and similar events or third-party actions. We cannot assure you that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. The occurrence of any of these events could adversely affect our ability to effectively manage our business operations and negatively impact our reputation.

We rely on our main partner distributor, Poralu Marine, and if we are unable to maintain a favorable relationship with Poralu Marine, our business operations may be adversely affected.

In 2022, 57% of our sales and 21% of our total gross margin, and in the first half year of 2023, 64% of our sales and 38% of our total gross margin was driven by sales to our largest distributor partner, Poralu Marine, which acts as a master distributor, on a non-exclusive basis, for RanMarine products in territories ranging from, but not limited to, Europe, Israel, Canada, Turkey and the U.S. For fiscal year end 2023, we expect sales to Poralu Marine will constitute 21% of our sales and 14% of our total gross margin. If we are unable to maintain a favorable relationship with Poralu Marine (or with any of our other distributors), we expect that our revenue would decline and our business would be harmed as a result. We may be unable to control the timing of the delivery of our products to distributors, and any financial uncertainty or loss of key logistic employees of Poralu Marine, as our largest distributor, may negatively impact our sales. Any disruption in the above mentioned distribution channel would adversely affect our business, financial condition and results of operations. See “Material Agreements - Poralu Marine Assembly and Distribution Agreement” for more information.

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Risks Related to Our Incorporation in the Netherlands

We do not comply with all the provisions of the Dutch Corporate Governance Code (“DCGC”).

As a Dutch company, we are subject to the Dutch Corporate Governance Code, or DCGC. The DCGC contains both principles and best practice provisions for management boards, supervisory boards, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. The principles and best practice provisions apply to the board (in relation to role and composition, conflicts of interest and independency requirements, board committees and remuneration), shareholders and the general meeting of shareholders (for example, regarding anti-takeover protection and obligations of the Company to provide information to its shareholders) and financial reporting (such as external auditor and internal audit requirements). We do not comply with all the provisions of the DCGC. This may affect your rights as an ADS holder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

United States civil liabilities may not be enforceable against us.

Service of process upon us and upon our directors and officers and certain experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

As there is no treaty on the reciprocal recognition and enforcement of judgments other than arbitration awards in civil and commercial matters between the United States and the Netherlands, courts in the Netherlands will not automatically recognize and enforce a final judgment rendered by a U.S. court. In order to obtain a judgment enforceable in the Netherlands, claimants must litigate the relevant claim again before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally recognize and consider as conclusive evidence a final and conclusive judgment for the payment of money rendered by a U.S. court and not rendered by default, provided that the Dutch court finds that:

●	the jurisdiction of the U.S. court has been based on grounds that are internationally acceptable;

●	the final judgment results from proceedings compatible with Dutch concepts of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging);

●	the final judgment does not contravene public policy (openbare orde) of the Netherlands;

●	the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands; and

●	the final judgment has not been rendered in proceedings of a penal, revenue or other public law nature. If a Dutch court upholds and regards as conclusive evidence the final judgment, that court generally will grant the same judgment without litigating again on the merits.

Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us or members of our board of directors (the “Board of Directors”), officers or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

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The rights of shareholders in a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) differ in material respects from the rights of shareholders of corporations incorporated in the United States.

We are a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with our registered office in the Netherlands. Our corporate affairs are governed by the laws governing private companies with limited liability formed in the Netherlands set forth in the Dutch Civil Code, the DCGC, our Articles of Association, and our pending Rules of Procedure of our Board of Directors. The rights of our shareholders may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions.

In addition, rights of shareholders and the responsibilities of our directors may differ from the rights of shareholders and the duties of directors of U.S. corporations. In the performance of their duties, our Board of Directors is required by Dutch law to consider our interests and the interests of our shareholders, employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a holder of ADSs.

For more information, we have provided summaries of relevant Dutch law governing private companies with limited liability and of our Articles of Association under “Management” and “Description of Share Capital and Articles of Association.”

Dutch and European insolvency laws are substantially different from U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency laws.

As a private company with limited liability under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), we are subject to Dutch insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings as of June 2017. Should courts in another European country determine that the insolvency laws of that country apply to us or our principal operating subsidiaries in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in the Netherlands or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.

Dutch law provides that courts at the corporate seat of the issuer have jurisdiction for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or members of our Board of Directors, senior management or employees.

Dutch law provides that the courts at the corporate seat of the issuer are the exclusive forum for, inter alia, any legal challenge by a shareholder of a resolution of the general meeting. This may limit a shareholders’ ability to bring a claim in a favorable judicial forum for disputes with the Company or members of our Board of Directors, senior management or other employees, which may discourage lawsuits against the Company and members of our Board of Directors, senior management or other employees. The exclusive forum does not apply to claims under the Securities Act or the Exchange Act.

The preceding exclusive forum provisions described in this risk factor may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or members of our Board of Directors, senior management or other employees, which may discourage lawsuits against the Company and members of our Board of Directors, senior management and other employees. In addition, the enforceability of exclusive forum provisions in our Articles of Association is uncertain. If a court were to find any of the exclusive forum provisions described in this risk factor to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Technology and Business Strategy

Our revenue model is a combination of high-technology hardware (the ASV) and data (SaaS: software-as-a-service). This is unusual, and requires us to be “doubly specialized” in our operations, adept at running both a hardware-led and a software-led type of organization.

Our revenue model is two-prong: there is sale or lease of our ASV, and there is SaaS (software-as-a-service) subscription revenue. These are two very distinct types of product, each of which requires a specific type of organization to develop, sell and deliver the product. In short, we will require a hardware engineering team, a software engineering team, a sales team that is equally comfortable selling high-end hardware and quantitative big data, and an account management team that is equally comfortable dealing with public sector and private sector cultures.

Failure by customers to deploy or use our ASVs correctly may impair our brand.

The success of our brands depends upon the positive image that consumers have of those brands and maintaining a good reputation is critical to selling our branded products. As with any new technology, our brand and public relations depends to greater or lesser extent on how effectively our initial customers use their WasteShark ASVs. A poor customer experience would lead to poor word-of-mouth, and so on. Conversely, where customers find their ASVs easy to use and effective in operation, our brand grows. If we are not able to establish, maintain and strengthen our brands, we may lose the opportunity to build our customer base.

We have designed our ASVs to be as simple to use, and as simple to maintain, as possible. We have striven to design a product that can be used “out of the box” anywhere in the world, regardless of language or education level. In addition, we rely on our sales and account management teams, who are responsible for ensuring the necessary transfer of knowledge to customers. However, there can be no assurance that we will be successful in reducing those risks associated with the use of our ASVs.

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Our targeted markets are highly competitive. We compete against incumbent solutions already being utilized by our customers and potential customers. If we are unable to compete effectively, we may be unable to increase our revenues and achieve or maintain profitability.

Some of our current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. While we are currently ahead and have focused on waste removal specifically, investment in commercial growth and market share is essential. In addition, many of these companies have longer operating histories and greater name recognition than we do, although they have only recently started to enter the ASV market. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

We expect competition in our industry to intensify in the future in light of increased demand for climate change solutions and clean water. Our ability to successfully compete in our industry will be fundamental to our future success. We might not be able to compete successfully in our market. If our competitors introduce new products that compete with or surpass the quality, price or performance of our drones or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results. If we are unable to respond effectively to such competitive forces, our business, financial condition and results of operations could be adversely affected. Our targeted markets are subject to their own inherent risks, and if those risks should materialize, then our business, financial condition and results of operations could be adversely affected.

We market our products in multiple international regions, which makes our approach-to-market more complex than if we were operating in only one region.

We sell our products all over the world, and we are therefore subject to risks associated with having international operations. Risks inherent in international operations include, but are not limited to, the following:

●	changes in macro-economic and socio-political contexts in the countries in which we sell or deliver product;
●	changes in laws or regulatory requirements, including those with respect to autonomous vessels, environmental protection, permitting, export duties and quotas;
●	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;
●	difficulty in obtaining or enforcing intellectual property rights; and
●	difficulty in enforcing agreements in foreign legal systems.

Our business in foreign markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business, which in turn could adversely affect our business, financial condition and results of operations. The current economic environment, particularly the macroeconomic pressures in certain European countries, may increase these risks.

The nature of our ASV product means that certain hazards and risks are inherent to the product and intrinsic to the maritime and water environment in which our ASVs operates.

The nature of our ASV product, the problems that our ASV solves and the environments in which our ASVs work, mean that there are intrinsic hazards and risks, inherent to the building, testing and deployment of our products. These include: injury or fatality to animal life; damage to other vessels or property; personal injury to a human operator or, in the absolute extreme, loss of human life. Hypothetically, some of these risks may be uninsurable or, if liability does indeed fall to us, a claim may exceed our insured coverage.

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We have designed our ASVs to minimize the likelihood of such risks ever materializing and, to date there has been no reported animal injury or mortality, anywhere in the world, attributable to one of our ASVs. Similarly, there has been no reported human injury of any kind attributable to one of our ASVs. In addition, our ASVs have collision avoidance systems, designed to prevent contact with other vessels, fixed property, or humans; where contact does occur, our ASVs are deliberately designed to minimize the possibility of any damage; to date there has been no damage to vessels or property attributable to one of our ASVs.

However, there can be no assurance that these measures will mitigate these risks. The occurrence of a significant accident or other risk event or hazard that is not fully covered by insurance could materially and adversely affect our business and financial results and, even if fully covered by insurance, could materially and adversely affect our business due to the impact on our reputation for safety.

WasteShark™ is a new product and we do not have a sufficient operating history to know if actual performance will meet our customer’s expectations over the ASV’s entire useful life.

To date, we have manufactured fewer than 100 WasteShark ASVs for commercial sale. As a result, our ASVs do not yet have a sufficient operating history to confirm that actual performance will consistently meet the designed and predicted performance over the entirety of the ASV’s useful life. The technology has a theoretical capability which is not yet demonstrated at large commercial volume. If our products are ultimately shown to be infeasible, we may not be able to meet our corporate goals, which could materially and adversely affect our business and financial results.

Problems with the quality or performance of our products would adversely affect our business, financial condition and results of operations.

Our agreements with customers include limited warranties with respect to the quality and performance of our products. Because of the limited operating history of our products, we have been required to make analytical assumptions regarding the durability, reliability and performance of the products, and we may not be able to predict whether and to what extent we may be required to perform under the limited warranties that we give our customers. Our assumptions could prove to be materially different from the actual performance of our products, causing us to incur expense to repair or replace defective systems.

Our warranties are written based on our fullest knowledge and best available data. Further, we continually monitor and evaluate the performance of our ASVs in their live environments using the RanMarine Connect portal (through which ASV data and telemetry can be viewed in real-time) so where a component part inside our ASVs is not performing to expectation, we will be able to adjust future warranty agreements accordingly. There can be no assurance, however, that our efforts will be successful in mitigating these risks, and any widespread product failures could adversely affect our business, financial condition and results of operations.

Long-term success depends, in part, on technology innovation; failure to innovate could adversely impact our business prospects.

Although we believe we have first-mover advantage in our target market, our future growth depends in part on maintaining our competitive advantage with our current products in new and existing markets, as well as our ability to develop new products and technologies to serve such markets. To the extent that competitors develop competitive products and technologies, or new products or technologies that achieve higher customer satisfaction, our business prospects could be adversely impacted. In addition, regulatory approvals for new products or technologies may be required, and these approvals may not be obtained in a timely or cost effective manner, adversely impacting our business prospects.

If licensing, certification or some other form of regulatory approval is required but not obtained, this could adversely affect our business, financial condition and results of operation.

As we innovate and expand our product suite, regulatory approvals for new products or technologies may be required in certain jurisdictions. Where such approval is not acquired, it would become more difficult for us to penetrate that market, which could adversely impact our business, financial condition and results of operation.

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At present we are not aware of any licensing or certification requirements, anywhere in the world, to operate our ASVs. Similarly, we are not currently aware of any bodies of water that are by default closed to our ASVs, except where there is a question of national security (e.g., unauthorized vehicles are normally prohibited around military installations).

Further, to date we have deliberately avoided doing business in or seeking to penetrate any jurisdictions that might be hostile or unduly costly to our product model or our revenue model (in other words: jurisdictions where the regulatory environment reduces the commercial value of our offering or threatens the commercial viability of our company) and we reserve the right to continue to do this.

Risks Related to Intellectual Property

If we are unable to obtain or maintain intellectual property rights relating to our products, the commercial value of our products may be adversely affected, which could in turn adversely affect our business, financial condition and results of operations.

Our success and ability to compete depends in part upon our ability to obtain protection in the U.S. and other countries for our products by establishing and maintaining intellectual property rights relating to or incorporated into our technology and products.

We have active patent and trademark registrations with the World Intellectual Property Organization (WIPO) and in the Netherlands, the European Union, the Benelux Union, India, Japan, Singapore, Australia, New Zealand and the United States. The international patent and trademark registrations with WIPO provides protection in up to 128 member countries.

Further, we have patent and trademark applications pending in multiple jurisdictions. More detail is provided in the Intellectual Property section below.

Changes in either patent or trademark laws or in interpretations of patent or trademark laws in the U.S. and other countries may diminish the value of our intellectual property or narrow the scope of our intellectual property protection. (We consider the likelihood of this risk to be low; modern economies depend on intellectual property (“IP”) rights and we think it unlikely this framework would be disrupted.)

In certain jurisdictions, protection and enforcement of intellectual property rights can be difficult (or impossible). To date we have avoided doing business in such jurisdictions, and we reserve the right to continue to do this.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our products could be adversely affected, which could in turn adversely affect our business, financial condition and results of operations.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We generally seek to protect such information and trade secrets by either or both of (a) confidentiality agreements with our employees, partners, consultants and third parties, and (b) not declaring the trade secrets at all. While non-disclosure agreements may be breached, and remedies for any such breach may be inadequate, our standard non-disclosure agreement does create joint and several liability across multiple stakeholders, which maximizes our chances of successfully enforcing the agreement.

If we infringe or are alleged to have infringed upon intellectual property rights of third parties, our business, financial condition and results of operations could be adversely affected.

Our products or use of our trademarks may infringe, or be claimed to infringe, upon patents, patent applications or trademarks under which we do not hold licenses or other rights. Third parties may own or control these patents, patent applications or trademarks in the U.S. and abroad, and may bring claims against us that would cause us to incur litigation expense and, if successfully asserted against us, possible damages.

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In mitigation of this risk: we pay very careful attention to intellectual property rights, as this is central to our corporate success. At present we do not license any intellectual property from any third parties, anywhere in the world - put differently: all intellectual property inside our product suite is owned by us - and it is our explicit intention and strategy to continue in this fashion. To date we have not faced any claim for an alleged infringement of some other party’s intellectual property rights.

In addition to infringement claims against us, we may become a party to other types of patent or trademark litigation, including proceedings declared by the U.S. Patent and Trademark Office and proceedings in the European Patent Office, regarding intellectual property rights with respect to technology that may have been developed using government funding (sometimes also known as “march-in rights”). To date we have not faced any such demand or litigation and we do not foresee it in the future. If we were to accept funding that might create an opportunity for march-in rights, we would ensure adequate royalty compensation prior to accepting the funding.

Our ASVs may be copied by third parties operating from countries in which there is limited protection against counterfeit, which could adversely affect the integrity and reputation of our brands.

Protecting IP and patents in all territories is challenging due to global complexities. To mitigate this, thorough research on target regions, engagement of IP experts and local counsel, strategic partnerships with local entities, and technology-driven solutions can enhance protection.

Despite our efforts, third parties have in the past infringed, and may in the future infringe, on our proprietary rights or that otherwise seek to mimic or leverage our intellectual property. Counterfeiting and other infringing activities typically increase as brand recognition increases, especially in markets outside the United States and Canada. Counterfeiting and other infringement of our intellectual property could divert away sales, and association of our brands with inferior counterfeit reproductions or third-party labels could adversely affect the integrity and reputation of our brands.

Risks Related to this Offering and Our Securities

A sustained, active trading market for our securities may not develop or be maintained, which may limit investors’ ability to trade our securities.

As we are in our early stage of development, an investment in our company will likely require a long-term commitment, with no certainty of return. There is currently no trading market for our securities and while we expect that, after this initial public offering, an active market for our securities will indeed develop and be sustained into the future, we cannot guarantee this. In the absence of an active trading market, investors may have difficulty buying and selling our securities.

The lack of an active market impairs your ability to sell your securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your securities. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire additional assets by using our securities as consideration.

The market price of the ADSs may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Currently, there is no public market for the ADSs. Our application to list the ADSs on the Nasdaq Capital Market has been approved, however, such listing might not result in significant volume, a per-ADS market price in excess of the per-ADS price in this offering, or per-ADS price stability. The value of your investment could decline due to the impact of any of the following factors:

●	sales or potential sales of substantial amounts of the ADSs;
●	announcements about us or about our competitors;
●	litigation and other developments relating to our intellectual property or other proprietary rights or those of our competitors;
●	governmental regulation and legislation;
●	variations in our anticipated or actual operating results;
●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
●	change in general economic trends; and
●	investor perception of our industry or our prospects.

Many of these factors are beyond our control. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for the ADSs may not develop or be sustained.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

In addition to the risks addressed above, the ADSs may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, the ADSs may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of the ADSs may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the ADSs. As a result of this volatility, investors may experience losses on their investment in our securities. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of the ADSs, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of the ADSs and understand the value thereof.

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Investors in this offering will experience immediate dilution in net tangible book value.

You will incur immediate dilution in this initial public offering, as a consequence of the underwriter’s discounts and commissions, plus the general expenses of this offering, payable by us. Accordingly, should we be liquidated at our book value before the business has had sufficient time to recoup these costs, you would not receive the full amount of your investment. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

We intend to pay dividends, but this cannot be guaranteed.

We were founded in 2016 and we have not paid any cash or stock dividends to date. While we do intend to pay dividends in the future, such dividends are not currently planned for the foreseeable future. We consider this to be fiscally prudent, as we expect ongoing product investment in the coming three years and, to the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends in the near term, any gain on your investment in the near term will need to result from an appreciation in the price of the ADSs. For further information, see “Dividend Policy.”

Investors in the ADSs may not receive the same distributions or dividends as those we make to the holders of our common shares, and, in some limited circumstances, you may not receive dividends or other distributions on our common shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited common shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to affect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, common shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to holders of ADSs. In addition, the depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our common shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs

The Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell the ADSs, which could depress the price of the ADSs.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy the ADSs, which may limit your ability to buy and sell the ADSs, have an adverse effect on the market for the ADSs and, thereby, depress their market prices.

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Volatility in the ADS price may subject us to securities litigation.

The market for the ADSs may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the immediate future. In the past, plaintiffs have initiated class action securities litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds”, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. As with all management decisions, failure by our management to apply these funds effectively could harm our business.

There is currently no established trading market for our securities; further, our securities will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.

This offering constitutes our initial public offering of the ADSs and Tradeable Warrants. No public market for these securities currently exists. We have been approved to list the ADSs and Tradeable Warrants on the Nasdaq Capital Market, or Nasdaq. There can be no assurance that an active trading market for these securities will develop. The initial offering price has been determined by negotiations among the lead underwriter and us. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, there can be no assurance that following this offering the ADSs and Tradeable Warrants will trade at a price equal to or greater than the offering price.

In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (becoming delisted) would make it more difficult for shareholders to dispose of our securities and more difficult to obtain accurate price quotations on our securities. This could have an adverse effect on the price of the ADSs. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if the ADSs and/or other securities are not traded on a national securities exchange.

Our ability to have our securities traded on Nasdaq is subject to us meeting applicable listing criteria.

We have been approved to have our ADSs and Tradeable Warrants be listed on Nasdaq. Nasdaq requires companies desiring to list their securities to meet certain listing criteria including total number of shareholders: minimum stock price, total value of public float, and in some cases total shareholders’ equity and market capitalization. Our failure to have the ADSs and Tradeable Warrants traded on the Nasdaq could make it more difficult for you to trade the ADSs or Tradeable Warrants, could prevent the ADSs or Tradeable Warrants from trading on a frequent and liquid basis and could result in the value of the ADSs or Tradeable Warrants being less than it would be if we were able to list our securities on the Nasdaq.

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There is no public market for the Non-tradeable Warrants being offered in this offering.

There is no public trading market for the Non-tradeable Warrants offered by this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply to list the Non-tradeable Warrants on any exchange or market. Without an active market, the liquidity of the Non-tradeable Warrants will be limited.

The Warrants may not have any value.

Each Tradeable Warrant will have an exercise price equal to $6.33 (115% of the $5.50 offering price per Unit) and each Non-Tradeable Warrant will have an exercise price equal to $6.60 (120% of the $5.50 offering price per Unit). The Warrants will be exercisable from the date of issuance until the fifth anniversary of the issue date. In the event the price of the ADSs do not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Holders of Warrants have no rights as shareholders until such holders exercise their Warrants and acquire ADSs.

Until holders of our Warrants acquire ADSs upon exercise thereof, such holders will have no rights with respect to the ADSs underlying the Warrants. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a holder of ADSs only as to matters for which the record date occurs after the date they were entered in the register of members of the Company as a holder of ADSs.

The exclusive forum clause set forth in the Warrants may have the effect of limiting an investor’s rights to bring legal action against us and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.

Our Warrants provide for investors to consent to exclusive forum to state or federal courts located in New York, New York. This exclusive forum may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations and may limit an investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, nothing in the Warrant limits or restricts the federal district court in which a holder of a Warrant may bring a claim under the federal securities laws.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to U.S. domestic public companies, including:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer, some investors may find the ADSs less attractive, and there may be a less active trading market for the ADSs,

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find ADSs less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find ADSs less attractive because we rely on any of these exemptions, there may be a less active trading market for ADSs and the market price of ADSs may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the end of the fiscal year in which the fifth anniversary of this offering occurs, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

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Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we are, or were to become, a passive foreign investment company (PFIC) for U.S. federal income tax purposes, U.S. investors in the ADSs would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC in the current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held ADSs, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to the ADSs that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a non-U.S. corporation that is a PFIC if the non-U.S. corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to our ordinary shares.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiffs in an action of that kind.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other ADS holders bring a claim against us or the depositary in connection with matters arising under the deposit agreement or relating to the ADSs, including claims under federal securities laws, you may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiffs in that action.

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Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any ADS holder or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The exercise of voting rights by holders of ADSs is limited by the terms of the deposit agreement.

Holders of ADSs may exercise their voting rights with respect to the ordinary shares underlying their ADSs only in accordance with the provisions of the deposit agreement. If we ask the depositary to solicit your instructions, then upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote such holder’s underlying ordinary shares in accordance with these instructions. Under our Articles of Association, the minimum notice period required for convening a general meeting corresponds to the statutory minimum period, which is currently 42 days. When a general meeting is convened, a holder of ADSs may not receive sufficient notice of a general meeting to permit such holder to withdraw its ordinary shares to allow the holder to cast its vote with respect to any specific matter at the general meeting. In addition, the depositary and its agents may not be able to send voting instructions to a holder of ADSs or carry out such holder’s voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to a holder of ADSs in a timely manner, but such holder may not receive the voting materials in time to ensure that such holder can instruct the depositary to vote its shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, a holder of ADSs may not be able to exercise its right to vote and may lack recourse if the ordinary shares are not voted as requested by such holder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, and plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity; labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business and Management’s Discussion and Analysis of Financial Conditions and Results of Operations and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have made misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our Company or persons acting on our Company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of ADSs by the Selling Shareholders.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the number of ordinary shares owned by each Selling Shareholder immediately prior to the date of this prospectus and the number of ADSs to be offered by each Selling Shareholder pursuant to the Public Offering Prospectus and the Resale Prospectus. The table also provides information regarding the beneficial ownership of our ordinary shares by the Selling Shareholders as adjusted to reflect the assumed sale of all of the ADSs offered under the Public Offering Prospectus and the Resale Prospectus, based on an assumed public offering price of $5.50 per ADS.

Beneficial ownership is based on information furnished by the Selling Shareholders. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

For the ADSs to be offered by the Selling Shareholders, they do not have an agreement or understanding to distribute any of the ADSs being registered. Each Selling Shareholder may offer for sale from time to time any or all of the ADSs. The table below assumes that the Selling Shareholders will sell all of the ADSs offered for sale by the Resale Prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The Company may require the Selling Shareholders to suspend the sales of ADSs offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of ADSs to be Sold	Ordinary Shares Beneficially Owned After Offering	Percentage Ownership After Offering
A. Bolhuis	22,608	22,608	-	-
Allistair Longman	20,715	20,715	-	-
A.W.J.C. Pleinaar	11,000	11,000	-	-
Alwyn de Souza	20,045	20,045	-	-
AXIOM Financial Inc (1)	20,045	20,045	-	-
Bart de Vries	113,810	113,810	-	-
Bladt Vastgoed Maatschappij B.V.(2)	10,000	10,000	-	-
Bob van Ginkel Holding B.V. (3)	49,739	49,739	-	-
BVE Holding B.V. (4)	10,000	10,000	-	-
Chefe de Companheiro Holding B.V. (5)	11,000	11,000	-	-
Claire Bernard (6)	2,589	2,589	-	-
Clear Corporate Finance B.V.	19,658	19,658	-	-
Damian van der Erve	18,233	18,233	-	-
Darren Kirby	20,193	20,193	-	-
Darrin Ocasio	120,091	120,091	-	-
Raymond D. Gentry	193,067	193,067	-	-
David Brenner (7)	70,206	70,206	-	-
Domstad participaties B.V.(8)	22,000	22,000	-	-
E J L Adams	11,304	11,304	-	-
Eveliese Luiting (9)	3,108	3,108	-	-
Evergreen Capital Management LLC (10)	50,000	50,000	-	-
Francis Hochstenbach	21,000	21,000	-	-
Giessbach o.g. B.V.	10,000	10,000	-	-
Jasper en de Dikke Mik Beheer B.V.	20,000	20,000	-	-
Kees Willemse (11)	9,063	9,063	-	-
Kerrin Black (12)	2,140	2,140	-	-
Lindsay Williams	302,318	302,318	-	-
Marc Hermans	36,467	36,467	-	-
Marc Teurlings	10,000	10,000	-	-
Mario de Souza	20,045	20,045	-	-
Martien van Vliet	36,467	36,467	-	-
Michael Ference	20,045	20,045	-	-
Mike Williams (13)	4,000	4,000	-	-
Preeminent Protective Services, Inc.(14)	50,000	50,000	-	-
Quaeck Beheer B.V. (15)	156,806	156,806	-	-
R.R. van Zwetselaar	11,000	11,000	-	-
Ramon Scheffer	68,009	68,009	-	-
Ron de Ruiter	64,773	64,773	-	-
Roza Sheldon	92,500	92,500	-	-
Sheila Vaske	1,000	1,000	-	-
Steve Simon	17,552	17,552	-	-
Therium Finance B.V.	12,608	12,608	-	-
Triana Investment Organization B.V. (16)	13,200	13,200	-	-
Ty Tvedten	70,206	70,206	-	-
Wescon Holding B.V. (17)	11,000	11,000	-	-
WJC Stevens	11,304	11,304	-	-
Yospe Consulting, LLC (18)	42,000	42,000	-	-

(1)	Axiom Financial Inc. is managed by Darren Bankston who has sole voting and dispositive power over the shares.
(2)	Johan Bladt, director of Bladt Vastgoed Maatschappij, has voting and dispositive power over the shares.
(3)	Bob van Ginkel Holding B.V. is managed by Bob van Ginkel who has sole voting and dispositive power over the shares.
(4)	BVE Holding B.V. is managed by Bart van Elk who has sole voting and dispositive power over the shares.
(5)	Chefe de Companheiro Holding B.V is managed by G.C. Moesberger who has voting and dispositive power over the shares.
(6)	The shares beneficially owned by Claire Bernard are directly held by Meaningful Data, an entity controlled by Ms. Bernard.
(7)	The shares beneficially owned by David Brenner are directly held by Four Bee, LLC, an entity controlled by Mr. Brenner.
(8)	Wijnand Bos, director of Domstad participaties B.V., has voting and dispositive power over the shares.
(9)	The shares beneficially owned by Eveliese Luiting are directly held by People Masterminds B.V., an entity controlled by Ms. Luiting.
(10)	Evergreen Capital Management LLC is managed by Jeffrey Pazdro who has sole voting and dispositive power over the shares.
(11)	The shares beneficially owned by Kees Willemse are directly held by Delft Blue Seas B.V., an entity controlled by Kees Willemse.
(12)	The shares beneficially owned by Kerrin Black are directly held by Talent Finders Wordwide Ltd., an entity controlled by Kerrin Black.
(13)	The shares beneficially owned by Mike Williams are directly held by William & Associates Government Affairs, an entity controlled by Mr. Williams.
(14)	Preeminent Protective Services, Inc. is managed by Lurline Bell who has sole voting and dispositive power over the shares.
(15)	Quaeck Beheer B.V. is managed by P.J. Kwakernaak who has sole voting and dispositive power over the shares.
(16)	Triana Investment Organization B.V. I managed by G. Delcliseur who has voting and dispositive power over the shares.
(17)	M.M Schreutelkamp, CFO of Wescon Holding B.V., has voting and dispositive power over the shares.
(18)	Yospe Consulting, LLC is managed by Joe Yospe who has voting and dispositive power over the shares.

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DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION OF OUR COMPANY

Introduction

The below is a summary of certain information concerning our share capital as well as a description of certain provisions of our Articles of Association and Dutch law. The summary below contains only material information regarding our corporate status and share capital. It does not purport to be complete and it is qualified in its entirety by reference to our Articles of Association, an English translation of which is filed as an exhibit to the registration statement of which this prospectus forms a part. This description does not cover any requirements under the Dutch Corporate Governance Code or other legislative proposals that are pending but not yet adopted by the Dutch legislature, nor does it cover any temporary COVID-19 related matters under applicable Dutch law.

The following summary describes the material terms of our capital stock and provisions of our Articles of Association. This summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of our Articles of Association, which are filed as exhibits to the registration statement of which this prospectus is a part.

Please note that the offered securities are ADSs. Nevertheless, we shall refer to “shares” when we refer to the underlying ordinary shares.

General Overview

We were incorporated under the laws of the Netherlands on April 12, 2016 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 65812441. We have our corporate seat in Rotterdam, the Netherlands and our registered office is at Galileïstraat 15, 3029AL, Rotterdam, the Netherlands.

The ordinary shares underlying the offered ADSs will be subject to, and will have been created under, Dutch law.

As described in Article 3 of our current Articles of Association, our corporate objectives are:

●	developing water-carrying self-contained drones for various applications in and around (sea) ports and waterways;

●	to incorporate, to participate in any way whatsoever, to manage and to supervise businesses and companies;

●	to finance businesses and companies;

●	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness, as well as to enter into agreements in connection with the aforementioned;

●	to supply advice and to render services to enterprises and companies with which the Company forms a group and to third parties;

●	to render guarantees, to bind the Company and to pledge its assets for obligations of the businesses and companies with which it forms a group and on behalf of third parties;

●	to acquire, manage, exploit and alienate registered property and assets in general;

●	to trade in currencies, securities and items of property in general;

●	to exploit and trade in patent, trademarks, licenses, know-how and other intellectual property rights;

●	to perform any and all activity of industrial, financial or commercial nature,

as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

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Warrants Issued in Our Initial Public Offering

Overview

The following summary of certain terms and provisions of the warrants offered in connection with our initial public offering is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant Agent Agreement and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and forms of Warrant.

The following summary of certain terms and provisions of the Warrants included in the Units offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant Agent Agreement between us and our transfer agent and the forms of Tradeable Warrant and Non-tradeable Warrant, all of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and forms of warrant. The Tradeable Warrant and the Non-tradeable Warrant have identical terms except that (i) unlike the Non-tradeable Warrant, the Tradeable Warrant will be tradeable and has been applied for listing on The Nasdaq Capital Market, and (ii) the exercise price per ADS is $6.33 per ADS (based on a public offering price of $5.50 per Unit) for the Tradeable Warrant and $6.60 for the Non-tradeable Warrant (based on a public offering price of $5.50 per Unit).

The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ADSs at prices below its exercise price.

Exercisability

The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants may be exercised at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice.

Exercise Limitation

A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding ordinary shares (represented by ADSs) after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price

The exercise price per whole ADSs purchasable upon exercise of the Tradeable Warrants is $6.33 per share (based on a public offering price of $5.50 per Unit) or 115% of the public offering price of the ADSs. The exercise price per whole ADSs purchasable upon exercise of the Non-tradeable Warrants is $6.60 per share (based on a public offering price of $5.50 per Unit) or 120% of the public offering price of the ADSs. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

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Fractional Shares

No fractional ADSs will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a ADSs, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We have been approved to list our Tradeable Warrants on The Nasdaq Capital Market under the symbol “RANWW.” We do not intend to apply for the listing of the Non-tradeable Warrants on any national securities exchange or other trading market.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

The Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of ADSs upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law

The Warrants and the Warrant Agent Agreement are governed by New York law.

Board of Directors

The Company has a Board of Directors, consisting of one or more executive directors and one or more non-executive directors. As of the date of filing, the Board of Directors consists of two executive directors and three non-executive directors, see the section entitled “Directors and Executive Officers”. Natural persons as well as legal entities shall be capable of holding the office of executive director. Only natural persons can be appointed as non-executive director. The general meeting shall decide on the number of directors. Under our Articles of Association, the directors are appointed by the general meeting which shall at all times have power to suspend or dismiss any director. Executive directors can also be suspended by the Board of Directors. Resolutions of the general meeting to dismiss a director can only be passed by a majority of at least two-thirds of the valid votes, provided that this majority exceeds fifty per cent (50%) of the issued share capital.

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Under Dutch law, the Board of Directors is, as a collective, responsible for the management, policy, strategy and operations of the Company. The executive directors manage the daily business and operations of the Company, and are responsible for the implementation of its strategy. The non-executive directors focus on the supervision on the functioning of the performance of the duties of all directors, our general state of affairs and the policy of the Company. Each director has a duty to act in the corporate interest (vennootschappelijk belang) of the Company and its business. Under Dutch law, such corporate interest extends to the interests of all corporate stakeholders, such as shareholders, but also to the creditors, employees, customers and suppliers of the Company. The duty to act in the corporate interest of the Company also applies in the event of a proposed sale or break-up of the Company, provided that the circumstances in general dictate how such duty is to be applied and how the particular interests of different stakeholder groups should be weighed.

Share Capital

As of December 19, 2023, our share capital consists of 6,552,558 ordinary shares with a nominal value of €0.01 per share. Our current Articles of Association do not provide for a limit on the number of ordinary shares that we can issue in the form of an authorized share capital.

Ordinary Shares

The following summarizes the main rights of holders of our ordinary shares:

●	each holder of ordinary shares is entitled to one vote per share on all matters to be voted on by shareholders, including the appointment of board members; there are no cumulative voting rights;

●	each holder of ordinary shares is entitled to dividends and other distributions as may be declared from time to time by us, if any; and

●	upon our dissolution, each holder of ordinary shares will be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

Issuance of Shares and Preemptive Rights

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting of shareholders. Our general meeting of shareholders may authorize our Board of Directors to issue new shares or grant rights to subscribe for shares. On the date of filing, the Board of Directors has been granted the authorization to issue new shares and/or grant rights to subscribe for shares, as from April 26, 2023. Such authorization may be revoked by the general meeting of shareholders at any moment.

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Under Dutch law, generally, in the event of an issuance of ordinary shares or granting of rights to subscribe for ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder. However, under our Articles of Association, any pre-emptive rights of shareholders are fully excluded and no shareholder has any pre-emptive right on any further share issue or any grant of rights to subscribe for shares.

Transfer of Ordinary Shares

Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer being executed for that purpose in the presence of a Dutch civil law notary and, unless the Company is a party to the deed of transfer, and acknowledgement by or proper service upon the Company to be effective. Our ordinary shares are freely transferable under Dutch law.

Form of Ordinary Shares

Pursuant to our Articles of Association, the ordinary shares are registered shares and legal title to our issued shares is recorded in the register of shareholders. All ordinary shares are registered and are numbered consecutively from 1 onwards. Attached to each ordinary share is a meeting right, a voting right and a right to share in the Company’s profits and reserves, in accordance with the provisions of our Articles of Association. Any shareholder’s right to receive share certificates in relation to its ordinary shares is excluded to the extent permitted by law and to the extent that the issuance of a share certificate is not required under the rules of any stock exchange on which the ordinary shares are admitted to trading. The Company has the right to issue share certificates representing individual shares (single share certificates) or multiple shares (multiple share certificates).

Purchase and Repurchase of Ordinary Shares

Under Dutch law, the Company itself may not subscribe for newly issued ordinary shares. The Board of Directors may resolve to acquire shares in the share capital of the Company (other than by way of issuance), subject to applicable provisions and restrictions of Dutch law and our Articles of Association. The Company may not, except for no consideration or under universal title of succession (onder algemene titel), acquire fully paid up shares when the acquisition price cannot be paid out of the distributable reserves of the Company or when the Board of Directors knows or should reasonably be able to foresee that the Company cannot proceed to pay its payable debts after the acquisition.

Squeeze-Out of Shareholders

Pursuant to the Dutch Civil Code, a shareholder or a holder of depositary receipts holding at least 95% of issued share capital of a Dutch private company with limited liability for his/her own account may initiate proceedings against the other shareholders/holders of depositary receipts of such company for the transfer of their shares. These proceedings can be initiated by means of a writ of summons served upon each of the other shareholders/holders of depositary receipts, and shall be held before the Enterprise Chamber in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The claim for such squeeze-out may be granted by the Enterprise Chamber in relation to all minority shareholders/holders of depositary receipts. The Enterprise Chamber shall determine the price to be paid for the shares, and if necessary, one or three experts shall be appointed who will offer an opinion on the value to be paid for the shares of the minority shareholders/holders of depositary receipts to the Enterprise Chamber. If the order to transfer the shares becomes final, written notice of the date, place of payment and the price shall be given by the acquiror to the holders of the shares that shall be acquired. In case one or more addresses of such holders are unknown to the acquiror, the majority holder is required to publish the same in a daily, nationwide newspaper.

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Capital Reduction

At a general meeting, our shareholders may resolve to reduce our issued share capital by (i) cancelling ordinary shares or (ii) reducing the amount of the ordinary shares by amending our Articles of Association, provided that at least one share shall be held by a person other than and for the account of the Company or a subsidiary. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to (i) shares held by the Company or in respect of which the Company holds the depository receipts, or (ii) all shares of a category or indication, provided that a repayment on shares takes place together with the cancellation. In other cases a resolution to cancel shares can only be passed with the consent of the shareholders involved.

Reduction of the nominal value of shares without repayment shall be effected proportionally to all ordinary shares. Such requirement of proportionality may be abandoned if all shareholders involved consent.

Shareholder Meetings

As a rule, general meetings are held in either Rotterdam, Amsterdam, municipality of Haarlemmermeer (Schiphol Airport), London or New York City. All of our shareholders and others entitled to attend our general meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We will hold at least one general meeting each year, to be held within six months after the end of each financial year.

Our Board of Directors may convene additional extraordinary general meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law and our Articles of Association, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 1% of our issued share capital, may request the Board of Directors to convene a general meeting. The Board of Directors shall take the necessary measures so that the general meeting can be held within four weeks after such request has been received, unless a substantial interest (zwaarwichtig belang) opposes to this convocation. If in such case the Board of Directors should fail to convene a meeting, in the sense that it should be held within four weeks after the date the above request has been received, then these applicants can be authorized at their request by the Court in summary proceedings to convene the general meeting, subject to the Articles of Association.

The general meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of our general meeting. For the annual general meeting the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and granting discharge to members of the Board of Directors. In addition, the agenda for a general meeting includes such additional items as determined by our Board of Directors. Pursuant to Dutch law and our Articles of Association, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant shareholders’ meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda.

The general meeting shall be presided by the chairman of the Board of Directors or, in case no chairman of the Board of Directors has been appointed or this chairman is not present at the meeting, by the in age most senior attending director. In the absence of all directors, our general meeting will appoint its chairman.

Voting Rights and Quorum

In accordance with Dutch law and our Articles of Association, each ordinary share confers the right on the holder thereof to cast one vote at our general meeting. The voting rights attached to any ordinary shares held by the Company or its direct or indirect subsidiaries are suspended, unless the ordinary shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such ordinary shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the ordinary shares. The Company may not exercise voting rights for ordinary shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge. Voting rights may be exercised by shareholders or by a duly appointed proxy holder of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

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Under our Articles of Association, blank votes (votes where no choice has been made) and invalid votes will not be counted as votes cast.

Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Dutch law or our Articles of Association provide for a special majority in relation to specified resolutions. For specific resolutions, our Articles of Association provide for quorum requirements, inter alia for resolutions concerning the amendment of the Articles of Association and the dissolution of the Company (as described below), and subject to any provision of mandatory Dutch law.

Our Board of Directors will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our Board of Directors, our general meeting may resolve to amend the Articles of Association. A resolution by the shareholders to amend the Articles of Association requires an absolute majority of the votes cast. However, if a proposal to that effect has not been made by the Board of Directors, such resolution shall only be passed with a majority of at least two-thirds of the valid votes cast at a general meeting, at which at least three quarters of the issued share capital that is entitled to vote is represented. If such quorum is not represented, then a second meeting shall be called, to be held not earlier than three, and not later than six, weeks after the first meeting. This second meeting shall be empowered to pass the resolution with a majority of at least two thirds of the valid votes cast, irrespective of the share capital represented at such meeting.

Dissolution and Liquidation

Our shareholders may at a general meeting, based on a proposal by our Board of Directors, by means of a resolution passed by an absolute majority of the votes cast resolve that the Company will be dissolved. However, if a proposal to that effect has not been made by the Board of Directors, such resolution shall only be passed with a majority of at least two-thirds of the valid votes cast at a general meeting, at which at least three quarters of the issued share capital that is entitled to vote is represented. If such quorum is not represented, then a second meeting shall be called, to be held not earlier than three, and not later than six, weeks after the first meeting. This second meeting shall be empowered to pass the resolution with a majority of at least two thirds of the valid votes cast, irrespective of the share capital represented at such meeting To the extent that any assets remain after payment of all debts, those assets shall be distributed pro rata to the holders of ordinary shares.

Dividends and Other Distributions

The Company may only make distributions to its shareholders if its shareholders’ equity exceeds the reserves that the Company is required to maintain by law or by the Articles of Association.

Under our Articles of Association, the Board of Directors may resolve to make distributions. Pursuant to and in accordance with a proposal thereto by the Board of Directors, the general meeting may also resolve to make distributions. In that case, and under Dutch law, the Board of Directors has to give its approval to every proposed dividend or other distribution. It may only deny its approval if it knows or reasonably ought to foresee that the corporation, after such dividend or distribution, shall no longer be able to continue the payment of its due and collectable debts.

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If, after a distribution, the Company is unable to continue paying its due debts, the Board of Directors shall, with due observance of the provisions of the law, be jointly and severally liable for the deficit created by the distribution. In addition, the person who received the distribution while he knew or should reasonable have foreseen that after the distribution the Company would not be able to continue paying its due debts, shall be liable to the Company for reimbursement of the shortfall caused by the distribution, each for no more than the amount or value of the distribution received by him, with due observance of the provisions of Dutch law. When calculating the distribution of profits, the shares which the Company holds in its capital shall not be taken into account, unless those shares are encumbered with a right of usufruct or a right of pledge, if the pledgee is entitled to the distribution on those shares pursuant to the deed of pledge. In calculating the amount to be paid on each share, only the amount of the obligatory payments on the nominal amount of the shares shall be taken into account.

Shareholders may claim to receive a distribution within five (5) years from the date on which the distribution became payable. Furthermore, distributions can be paid by the Company in cash, in shares, or in kind.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on the publicly known facts or circumstances, it has reason to doubt that the Company’s financial reporting meets such standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) order us to (i) make available further explanations as recommended by the AFM (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s orders.

Exclusive Forum Provisions in the Articles of Association

Unless, to the extent permitted under applicable laws and regulations, the Company consents in writing to the choice of another forum, the court of Rotterdam shall have exclusive jurisdiction for (i) claims relating to a breach of a (fiduciary) duty by a director, officer, employee or representative of the Company towards the Company and its shareholders; (ii) claims arising from a provision of the Dutch Civil Code, the Company’s Articles of Association or the regulation of the Board of Directors; or (iii) claims relating to the internal affairs of the Company.

Unless, to the extent permitted by applicable law or regulation, the Company consents in writing to the choice of another forum, the federal district courts in the United States of America shall have exclusive jurisdiction to resolve claims arising under the Securities Exchange Act 1934, as amended, or the rules or regulations promulgated thereunder.

Listing

We have applied to list the ADSs and Tradeable Warrants on the Nasdaq Capital Market under the symbol “RAN” and “RANWW” respectively, which listing is a condition to our initial public offering and this offering.

Transfer Agent

Our stock transfer agent and warrant agent for our securities is Computershare Trust Company, N.A., located at 9062 Old Annapolis Road, Columbia, MD 21045, and its telephone number is (212) 885-4000.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, after the effective date of the registration statement of which this Resale Prospectus forms a part, sell any or all of their ADSs being offered under this Resale Prospectus on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders will not offer for sale the Shareholder ADSs covered by the Resale Prospectus at the initial public offering price of the Public Offering ADSs until such time as the ADSs are listed on Nasdaq. Thereafter, the Selling Shareholders may sell their respective Shareholder ADSs covered by the Resale Prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, or in any manner permitted by the Securities Act, including any one or more of the following ways:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such ADSs at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The ADSs may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of ADSs if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their ADSs to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged ADSs. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of ADSs, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of ADSs offered under the Resale Prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which the Resale Prospectus forms a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the ADSs offered under the Resale Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in

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connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell ADSs offered under the Resale Prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to the Resale Prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which the Resale Prospectus forms a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the ADSs offered under the Resale Prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the ADSs by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the securities.

The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the ADSs in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the ADSs in the course of hedging the positions they assume with a Selling Shareholder. The Selling Shareholders may also sell the Shareholder ADSs short and redeliver the securities to close out such short positions. Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Shareholder ADSs offered by the Resale Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus, as supplemented or amended to reflect such transaction to the extent required. The Selling Shareholders may also pledge the Shareholder ADSs offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shareholder ADSs pursuant to the Resale Prospectus, as supplemented or amended to reflect such transaction to the extent required.

The Selling Shareholders may enter into derivative transactions with third parties or sell their respective Shareholder ADSs to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Shareholder ADSs covered by the Resale Prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use Shareholder ADSs pledged by a Selling Shareholder or borrowed from a Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock and may use such Shareholder ADSs received from such Selling Shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in the Resale Prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase Shareholder ADSs under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the offering of the Shareholder ADSs, underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of shares than they are required to purchase in connection with the offering of the Shareholder ADSs. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from the Selling Shareholders in the offering of the Shareholder ADSs. Such underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, such underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through an over-allotment option, if any. “Naked” short sales are any sales in excess of such option. Such underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of ADSs in the open market after pricing that could adversely affect investors who purchase ADSs in the offering of the Shareholder ADSs. Stabilizing transactions consist of various bids for or purchases of ADSs made by such underwriters in the open market prior to the completion of the offering of the Shareholder ADSs.

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Such underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of ADSs. As a result, the price of ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which the Resale Prospectus forms a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable ADSs pursuant to the distribution through such registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use such prospectus to resell such ADSs acquired in such distribution.

The Shareholder ADSs covered by the Resale Prospectus may also be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to such prospectus.

If any of the ADSs offered for sale pursuant to the Resale Prospect us are transferred other than pursuant to a sale under the Resale Prospectus, then subsequent holders could not use the Resale Prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the ADSs offered under the Resale Prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the ADSs being offered under the Resale Prospectus. However, each Selling Shareholder and purchaser is responsible for paying any discounts, and similar selling expenses they incur.

We and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with the Resale Prospectus, including liabilities under the Securities Act.

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LEGAL MATTERS

The validity of the ordinary shares and ADSs and certain legal matters relating to the offering as to Dutch law will be passed upon for us by Ploum, Rotterdam, Netherlands. Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of RanMarine Technology B.V. for the fiscal years ended December 31, 2021 and 2022, included in this prospectus and registration statement have been so included in reliance on the report of Turner Stone, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Turner Stone has offices at 12700 Park Central Drive, Suite 1400, Dallas, TX 75251. Their telephone number is (972) 239-1660.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ADSs offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 6-K or related exhibits furnished pursuant to Item 9.01 of Form 6-K, unless the Form 6-K expressly states that it is to be incorporated by reference.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

RanMarine Technology, B.V.

Galileïstraat 15, 3029AL

Rotterdam, The Netherlands

Telephone: +31 6 16952175

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

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